Exhibit 10.3(21)
[MGM MIRAGE LETTERHEAD]
June 19, 2007
Aldo Manzini
Executive Vice President and Chief Administrative Officer
MGM MIRAGE
3600 Las Vegas Boulevard, South
Las Vegas, NV 89109
Dear Aldo:
This will confirm that the Compensation Committee has approved the following amendment to your Employment Agreement dated March 1, 2007 (the “Agreement”).
Section 10.5.1 of the Agreement is hereby deleted in its entirety and replaced by the following:
10.5.1 All of your unvested options, SARs or Other Rights, if any, shall become fully vested.
All other provisions of the Agreement shall remain in full force and effect.
If the foregoing is acceptable to you, please sign and return one copy of this letter, whereupon this amendment to the Agreement shall become effective.
Very truly yours,
MGM MIRAGE

By:	/s/ J. Terrence Lanni
J. Terrence Lanni

Agreed:	/s/ Aldo Manzini
Aldo Manzini
June 19, 2007